EXHIBIT 99.2

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

NeoStem, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
NeoStem, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of NeoStem, Inc. and subsidiaries (the “Company”) as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NeoStem, Inc. and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited the adjustments described in Note 11 to the financial statements that were applied retrospectively to the 2010 consolidated financial statements. We have also audited the adjustments required for the adoption of the new accounting guidance relating to other comprehensive income, which were applied retrospectively to the 2010 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2010 consolidated financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2010 consolidated financial statements taken as a whole.

/s/ GRANT THORNTON, LLP
New York, New York
March 20, 2012, (except for Notes 3 and 11, as to which the date is August 14, 2012)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
NeoStem, Inc. and Subsidiaries

We have audited, before the effects of (1) the adjustments to retrospectively apply the change in accounting related to the adoption of Financial Accounting Standards Board Accounting Standards Update (“ASU”) 2011-05, “Comprehensive Income (Topic 220) - Presentation of Comprehensive Income” (“ASU 2011-05”) and (2) the retrospective adjustments for the discontinued operations discussed in Note 11 to the consolidated financial statements, the consolidated balance sheet of NeoStem, Inc. and subsidiaries (the "Company") as of December 31, 2010, and the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2010 (the 2010 consolidated financial statements before the effects of (1) the adjustments to retrospectively apply ASU 2011-05 and (2) the retrospective adjustments discussed in Note 11 to the consolidated financial statements are not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2010 consolidated financial statements, before the effects of (1) the adjustments to retrospectively apply the change in accounting related to the adoption of ASU 2011-05 and (2) the retrospective adjustments for the discontinued operations discussed in Note 11 to the consolidated financial statements, present fairly, in all material respects, the financial position of NeoStem, Inc. and subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the years ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to (1) the adjustments to retrospectively apply the change in accounting related to the adoption of ASU 2011-05 and (2) the retrospective adjustments for the discontinued operations discussed in Note 11 to the consolidated financial statements, and, accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by other auditors.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
April 5, 2011

NEOSTEM, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$3,935,160	$8,469,123
Accounts receivable trade, net of allowance for doubtful accounts of $334,400 and $39,536, respectively	1,010,475	28,206
Inventory	647,745	—
Prepaids and other current assets	649,739	322,535
Assets related to discontinued operations	32,367,217	38,062,981
Total current assets	38,610,336	46,882,845

Property, plant and equipment, net	11,616,053	435,496
Goodwill	11,117,770	—
Intangible assets, net	15,086,038	563,368
Other assets	3,326,938	2,798,077
Assets related to discontinued operations	75,570,645	92,344,963
	$155,327,780	$143,024,749
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$2,287,201	$595,547
Accrued liabilities	1,090,176	720,423
Notes payable	148,062	116,895
Mortgages payable	3,635,061	—
Unearned revenues	1,121,134	59,362
Liabilities related to discontinued operations	28,165,010	31,397,874
Total current liabilities	36,446,644	32,890,101
Long-term Liabilities
Deferred income taxes	3,774,655	—
Unearned revenues	169,198	282,518
Derivative liabilities	474,463	2,571,367
Acquisition-related contingent consideration	3,130,000	—
Liabilities related to discontinued operations	26,388,976	14,260,869
Total long-term liabilities	33,937,292	17,114,754

Commitments and Contingencies

Redeemable Securities
Convertible Redeemable Series E Preferred Stock; 10,582,011 shares designated, liquidation value $1.00 per share; issued and outstanding 6,662,748 and 10,582,011 shares, at December 31, 2011 and December 31, 2010, respectively	4,811,326	6,532,275
	4,811,326	6,532,275
EQUITY
Shareholders' Equity

Preferred stock; authorized, 20,000,000 shares Series B convertible redeemable preferred stock liquidation value, 1 share of common stock, $.01 par value; 825,000 shares designated; issued and outstanding, 10,000 shares at December 31, 2011 and December 31, 2010	100	100
Common stock, $.001 par value, authorized 500,000,000 shares; issued and outstanding, 109,329,587 and 64,221,130 shares, at December 31, 2011 and December 31, 2010, respectively	109,330	63,813
Additional paid-in capital	200,858,638	141,137,522
Accumulated deficit	(143,094,854)	(95,320,620)
Accumulated other comprehensive income	4,152,343	2,779,066
Total NeoStem, Inc. shareholders' equity	62,025,557	48,659,881
Noncontrolling interests	18,106,961	37,827,738
Total equity	80,132,518	86,487,619
	$155,327,780	$143,024,749

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,
	2011	2010
Revenues	$10,050,086	$181,146
Cost of revenues	8,646,687	—
Gross profit	1,403,399	181,146

Research and development	7,720,748	6,008,285
Selling, general, and administrative	27,687,162	19,468,213
Goodwill impairment	—	558,168
Operating expenses	35,407,910	26,034,666

Operating loss	(34,004,511)	(25,853,520)

Other income (expense):
Other income, net	2,085,870	333,611
Interest expense	(2,647,692)	(289,526)
	(561,822)	44,085

Loss from continuing operations before noncontrolling interests	(34,566,333)	(25,809,435)
(Loss) income from discontinued operations - net of income taxes	(22,016,524)	6,412,419
Net loss	(56,582,857)	(19,397,016)

Less - net loss from continuing operations attributable to noncontrolling interests	(299,789)	—
Less - net (loss) income from discontinued operations attributable to noncontrolling interests	(9,148,599)	3,908,690
Net loss attributable to NeoStem, Inc.	(47,134,469)	(23,305,706)

Preferred dividends	639,765	237,963
Net loss attributable to NeoStem, Inc. common shareholders	$(47,774,234)	$(23,543,669)

Amounts attributable to NeoStem, Inc. common shareholders:
Loss from continuing operations	$(34,266,544)	$(25,809,435)
(Loss) income from discontinued operations - net of taxes	(12,867,925)	2,503,729
Preferred dividends	639,765	237,963
Net loss attributable to NeoStem, Inc. common shareholders	$(47,774,234)	$(23,543,669)

Basic and diluted (loss) income per share attributable to NeoStem, Inc. common shareholders:
Continuing operations	$(0.39)	$(0.50)
Discontinued operations	$(0.15)	$0.05
NeoStem, Inc. common shareholders	$(0.54)	$(0.46)
Weighted average common shares outstanding	88,598,696	51,632,417

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

	Year Ended December 31,
	2011	2010
Net loss	$(56,582,857)	$(19,397,016)

Other comprehensive income:
Foreign currency translation	2,596,987	2,835,570
Total other comprehensive income	2,596,987	2,835,570

Comprehensive loss	(53,985,870)	(16,561,446)

Comprehensive (loss) income attributable to noncontrolling interests	(8,224,678)	5,264,600

Comprehensive net loss attributable to NeoStem, Inc. common shareholders	$(45,761,192)	$(21,826,046)

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Equity

	Series B Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total NeoStem, Inc. Shareholders' Equity	Non-Controlling Interest in Subsidiaries	Total Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2009	10,000	$100	37,193,491	$37,193	$95,709,491	$(56,504)	$(71,776,951)	$23,913,329	$33,919,048	$57,832,377
Net income (loss)	—	—	—	—	—	—	(23,305,706)	(23,305,706)	3,908,690	(19,397,016)
Foreign currency translation	—	—	—	—	—	2,835,570	—	2,835,570	—	2,835,570
Exercise of stock options	—	—	90,000	90	140,010	—	—	140,100	—	140,100
Exercise of warrants	—	—	2,025,000	2,025	2,959,725	—	—	2,961,750	—	2,961,750
Share-based compensation	—	—	349,517	350	7,564,643	—	—	7,564,993	—	7,564,993
Proceeds from issuance of common stock	—	—	15,326,998	15,327	21,410,211	—	—	21,425,538	—	21,425,538
Conversion of Series C Preferred	—	—	9,086,124	9,086	13,710,962	—	—	13,720,048	—	13,720,048
Shares issued for charitable contribution	—	—	150,000	150	298,350	—	—	298,500	—	298,500
Receipt of treasury shares	—	—	—	(408)	(655,870)	—	—	(656,278)	—	(656,278)
Dividends on Series C Preferred	—	—	—	—	—	—	(153,469)	(153,469)	—	(153,469)
Dividends on Series E Preferred	—	—	—	—	—	—	(84,494)	(84,494)	—	(84,494)
Balance at December 31, 2010	10,000	100	64,221,130	63,813	141,137,522	2,779,066	(95,320,620)	48,659,881	37,827,738	86,487,619
Net loss	—	—	—	—	—	—	(47,134,469)	(47,134,469)	(9,448,388)	(56,582,857)
Foreign currency translation	—	—	—	—	—	1,373,277	—	1,373,277	1,223,710	2,596,987
Exercise of stock options	—	—	5,000	5	7,095	—	—	7,100	—	7,100
Share-based compensation	—	—	3,824,018	3,824	10,262,199	—	—	10,266,023	—	10,266,023
Proceeds from issuance of common stock	—	—	19,678,224	19,678	21,133,004	—	—	21,152,682	—	21,152,682
Shares issued for charitable contribution	—	—	—	408	606,955	—	—	607,363	—	607,363
Repayment of Series E Preferred Principal and Dividends	—	—	5,157,732	5,158	4,254,907	—	(639,765)	3,620,300	—	3,620,300
Dividends to related party	—	—	—	—	—	—	—	—	(11,726,099)	(11,726,099)
Technology contributed to Athelos by Non-Controlling Interest	—	—	—	—	920,000	—	—	920,000	230,000	1,150,000
Shares issued in PCT Merger	—	—	10,600,000	10,600	17,189,400	—	—	17,200,000	—	17,200,000
Shares issued in Amorcyte Merger	—	—	5,843,483	5,844	5,347,556	—	—	5,353,400	—	5,353,400
Balance at December 31, 2011	10,000	$100	109,329,587	$109,330	$200,858,638	$4,152,343	$(143,094,854)	$62,025,557	$18,106,961	$80,132,518

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(56,582,857)	$(19,397,016)
Loss (income) from discontinued operations	22,016,524	(6,412,419)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock, stock options and warrants issued as payment for compensation, services rendered and interest expense	10,266,023	7,863,492
Depreciation and amortization	1,440,576	137,807
Amortization of preferred stock discount and issuance cost	2,440,241	281,211
Changes in fair value of derivative liability	(2,096,904)	138,325
Write off of acquired in-process research and development	1,150,000	—
Loss on disposal of assets	—	3,734
Gain on contract termination	—	(656,278)
Contributions paid with common stock	607,363	—
Bad debt (recovery) expense	(87,773)	39,536
Goodwill impairment charge	—	558,168
Changes in operating assets and liabilities, net of the effect of acquisitions:
Prepaid expenses and other current assets	(350,227)	(221,979)
Accounts receivable	(443,132)	59,469
Inventory	(647,745)	—
Unearned revenues	948,452	60,593
Other assets	53,211	(127,113)
Accounts payable, accrued expenses and other current liabilities	(486,952)	(1,004,593)
Net cash used in operating activities - continuing operations	(21,773,200)	(18,677,063)
Net cash provided by operating activities - discontinued operations	845,206	10,200,364
Net cash used in operating activities	(20,927,994)	(8,476,699)
Cash flows from investing activities:
Cash received in acquisitions	320,863	—
Change in restricted cash used as collateral for notes payable	2,596	(2,500,000)
Acquisition of property and equipment	(574,857)	(1,095,359)
Net cash used in investing activities - continuing operations	(251,398)	(3,595,359)
Net cash used in investing activities - discontinued operations	(1,803,182)	(13,510,432)
Net cash used in investing activities	(2,054,580)	(17,105,791)
Cash flows from financing activities:
Net proceeds from the exercise of options and warrants	7,100	3,101,850
Net proceeds from issuance of capital stock	21,152,682	21,212,974
Net proceeds from issuance of preferred stock	—	8,894,062
Payment from related party	—	175,992
Repayment of mortgage loan	(149,542)	—
Proceeds from notes payable	149,766	431,520
Repayment of notes payable	(180,132)	(314,625)
Repayment of debt to related party	(3,000,000)	—
Repayment of preferred stock	(650,000)	—
Payment of dividend	—	(222,924)
Net cash provided by financing activities - continuing operations	17,329,874	33,278,849
Net cash provided by financing activities - discontinued operations	2,739,496	576,601
Net cash provided by financing activities	20,069,370	33,855,450
Impact of changes of foreign exchange rates	46,245	180,062
Net (decrease) increase in cash and cash equivalents	(2,866,959)	8,453,022

Cash and cash equivalents at beginning of year	15,612,391	7,159,369
Cash and cash equivalents at end of period	12,745,432	15,612,391
Less cash and cash equivalents of discontinued operations at end of year	8,810,272	7,143,268
Cash and cash equivalents of continuing operations at end of period	$3,935,160	$8,469,123

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$1,522,700	$279,596
Taxes	1,119,500	2,056,250
Supplemental schedule of non-cash investing activities
Acquisition of property and equipment	—	2,443,958
Capitalized interest	384,300	391,466
Supplemental schedule of non-cash financing activities
Common stock, warrants and contingent consideration issued with the acquisition of Amorcyte	8,483,400	—
Common stock and warrants issued with the acquisition of PCT	17,200,000	—
Common stock issued pursuant to the redemption of Convertible Redeemable Series E 7% Preferred Stock	3,511,200	—
Common stock issued in payment of dividends for the Convertible Redeemable Series E 7% Preferred Stock	748,900	—
Financing costs for capital stock raises	—	33,355
Conversion of Convertible Redeemable Series C Preferred Stock	—	13,720,048
Dividend to Related Party reinvested as loan payable	11,726,100	—

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 — The Company
NeoStem, Inc. (“NeoStem” or the “Company”) was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. The Company’s corporate headquarters are located at 420 Lexington Avenue, Suite 450, New York, NY 10170. The Company’s telephone number is (212) 584-4180 and its website address is www.neostem.com.

NeoStem, Inc. is an international biopharmaceutical company. In 2011, we operated our business in three reportable segments: (i) Cell Therapy — United States; (ii) Regenerative Medicine — China; and (iii) Pharmaceutical Manufacturing — China. Effective March 31, 2012, we committed to discontinue operations in the Regenerative Medicine - China reportable segment, and on June 18, 2012, we also announced an agreement to sell our 51% interest in Suzhou Erye, which represented the operations in our Pharmaceutical Manufacturing - China segment. We have recast certain information to classify the results of operations, assets and liabilities of the Pharmaceutical Manufacturing - China and Regenerative Medicine - China segments as discontinued operations (see Note 11). As a result, the Company currently operates in a single reporting segment.

The Company is focused on the development of proprietary cellular therapies in cardiovascular disease, immunology and regenerative medicine and becoming a single source for collection, storage, manufacturing, therapeutic development and transportation of cells for cell based medicine and regenerative science. The Company is also a provider of adult stem cell collection, processing and storage services in the U.S., enabling healthy individuals to donate and store their stem cells for personal therapeutic use. In addition, the Company collects and stores cord blood cells of newborns which help to ensure a supply of autologous stem cells for the child should they be needed for future medical treatment.

The Company strengthened its expertise in cellular therapies with its January 19, 2011 acquisition of Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”). PCT is engaged in a wide range of services in the cell therapy market for the treatment of human disease, including, but not limited to contract manufacturing, product and process development, regulatory consulting, product characterization and comparability, and storage, distribution, manufacturing and transportation of cell therapy products. PCT’s legacy business relationships also afford NeoStem introductions to innovative therapeutic programs.

In March 2011, PCT’s wholly owned subsidiary, Athelos, Inc. (Athelos), acquired rights and technology for a T-cell based immunomodulatory therapeutic in exchange for an approximate 20.00% interest in Athelos.

The Company further strengthened its breadth in cellular therapies through its October 17, 2011 acquisition of Amorcyte, Inc. Amorcyte is a development stage cell therapy company focusing on novel treatments for cardiovascular disease. Amorcyte’s lead product candidate is AMR-001. In January 2012, Amorcyte enrolled its first patient in the PreSERVE Phase 2 trial to investigate AMR-001’s ability to preserve heart function after a heart attack.

The Company views the PCT and Amorcyte acquisitions as fundamental to building a foundation in achieving its strategic mission of capturing the paradigm shift to cell therapy.

Note 2 — Summary of Significant Accounting Policies
Principles of Consolidation:  The consolidated financial statements include the accounts of NeoStem, Inc. and its wholly owned and partially owned subsidiaries and affiliates as listed below:

Entity	Percentage of Ownership	Location
NeoStem, Inc.	Parent Company	United States of America
NeoStem Therapies, Inc.	100%	United States of America
Stem Cell Technologies, Inc.	100%	United States of America
Amorcyte, LLC	100%	United States of America
NeoStem (China) Inc. (1)	100%	People’s Republic of China
Qingdao Niao Bio-Technology Ltd.* (1)		People’s Republic of China
Beijing Ruijiao Bio-Technology Ltd.* (1)		People’s Republic of China
Tianjin Niou Bio-Technology Co., Ltd.* (1)		People’s Republic of China
CBH Acquisition LLC	100%	United States of America
China Biopharmaceuticals Holdings, Inc. (CBH)	100% owned by CBH Acquisition LLC	United States of America
Suzhou Erye Pharmaceuticals Company Ltd. (2)	51% owned by CBH	People’s Republic of China
Progenitor Cell Therapy, LLC (PCT)	100%	United States of America
NeoStem Family Storage, LLC	100% owned by PCT	United States of America
Athelos Corporation	80.1% owned by PCT	United States of America
PCT Allendale, LLC	100% owned by PCT	United States of America

*
Because certain regulations in the People’s Republic of China (“PRC”) currently restrict or prohibit foreign entities from holding certain licenses and controlling certain businesses in China, the Company created a wholly foreign-owned entity, or WFOE, NeoStem (China), to implement its initiatives in China. To comply with China’s foreign investment regulations with respect to stem cell-related activities, these business initiatives in China are conducted via Chinese domestic entities that are controlled by the WFOE through various contractual arrangements (Variable Interest Entity or “VIE”) and under the principles of consolidation the Company consolidates 100% of their operations.

(1)	Included in the former Regenerative Medicine - China reporting segment, which was discontinued effective March 31, 2012 and is currently reported in discontinued operations.

(2)	Represents the operations of our former Pharmaceutical Manufacturing - China reporting segment, which was discontinued on June 18, 2012, and is currently reported in discontinued operations.

Basis of Presentation:  The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) and include the accounts of the Company and its wholly owned and partially owned subsidiaries. In the opinion of management, the accompanying Consolidated Financial Statements of the Company and its subsidiaries, include all normal and recurring adjustments considered necessary to present fairly the Company’s financial position as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the periods presented.

Use of Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents:  Cash and cash equivalents include short-term, highly liquid, investments with maturities of ninety days or less when purchased. As of December 31, 2011, the Company had approximately $791,100 in bank deposits covered by the Federal Deposit Insurance Corporation.

Restricted Cash:  The Company has restricted cash associated with its Series E Preferred Stock, which is held in escrow, and is recorded in other assets.

Accounts Receivable:  Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. The Company applies judgment in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentration and credit-worthiness, current economic trends and changes in the Company’s customer payment terms. Significant changes in customer concentrations or payment terms, deterioration of customer credit-worthiness or weakening economic trends could have a significant impact on the collectability of the receivables and the Company’s operating results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Management regularly reviews the aging of receivables and changes in payment trends by its customers, and records a reserve when it believes collection of amounts due are at risk.

Inventories: Inventory represents work in process for costs incurred on projects at PCT that have not been completed. The Company reviews these projects periodically to determine that the value of each project is stated at the lower of cost or market. Inventories were $0.6 million and $0 as of December 31, 2011 and 2010, respectively.

Property, Plant, and Equipment:  The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred.

Property, plant, and equipment consisted of the following (in thousands):

	Useful Life	December 31, 2011	December 31, 2010

Building and improvements	25-30 years	$9,874.0	$—
Machinery and equipment	8-12 years	17.9	—
Lab equipment	5-7 years	1,559.1	365.8
Furniture and fixtures	5-12 years	632.4	274.3
Software	3-5 years	98.3	99.6
Leasehold improvements	2-3 years	702.0	64.9
Property, plant and equipment, Gross		12,883.6	804.6
Accumulated depreciation		(1,267.6)	(369.1)
Property, plant and equipment, Net		$11,616.1	$435.5

The Company’s results included depreciation expense of approximately $0.9 million and $0.2 million for the years ended December 31, 2011 and 2010, respectively.

Income Taxes:  The Company recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The Company continues to evaluate the accounting for uncertainty in tax positions. The guidance requires companies to recognize in their financial statements the impact of a tax position if the position is more likely than not of being sustained on audit. The position ascertained inherently requires judgment and estimates by management. As of December 31, 2011, management does not believe the Company has any material uncertain tax positions that would require it to measure and reflect the potential lack of sustainability of a position on audit in its financial statements. The Company will continue to evaluate its uncertain tax positions in future periods to determine if measurement and recognition in its financial statements is necessary. The Company does not believe there will be any material changes in its unrecognized tax positions over the next year.

Recognizing and Measuring Assets Acquired and Liabilities Assumed in Business Combinations at Fair Value: The Company accounts for acquired businesses using the purchase method of accounting, which requires that assets acquired and liabilities assumed be recorded at date of acquisition at their respective fair values. The consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition. The fair value of the consideration paid, including contingent consideration, is assigned to the underlying net assets of the acquired business based on their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Beginning in 2009, amounts allocated to IPR&D are included on the balance sheet (refer to discussion above in “Goodwill and Intangible Assets with Indefinite Lives”). Intangible assets, including IPR&D assets upon successful completion of the project and approval of the product, are amortized on a straight-line basis to amortization expense over the expected life of the asset. Significant judgments are used in determining the estimated fair values assigned to the assets acquired and liabilities assumed and in determining estimates of useful lives of long-lived assets. Fair value determinations and useful life estimates are based on, among other factors, estimates of expected future net cash flows, estimates of appropriate discount rates used to present value expected future net cash flow streams, the timing of approvals for IPR&D projects and the timing of related product launch dates, the assessment of each asset’s life cycle, the impact of competitive trends on each asset’s life cycle and other factors. These judgments can materially impact the estimates used to allocate acquisition date fair values to assets acquired and liabilities assumed and the resulting timing and amount of amounts charged to, or recognized in current and future operating results. For these and other reasons, actual results may vary significantly from estimated results.

The Company determines the acquisition date fair value of contingent consideration obligations based on a probability-weighted income approach derived from revenue estimates, post-tax gross profit levels and a probability assessment with respect to the likelihood of achieving contingent obligations including contingent payments such as milestone obligations, royalty obligations and contract earn-out criteria, where applicable. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting. The resultant probability-weighted cash flows are discounted using an appropriate effective annual interest rate. At each reporting date, the contingent consideration obligation will be revalued to estimated fair value and changes in fair value will be reflected as income or expense in our consolidated statement of operations. Changes in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various contingent payment obligations. Adverse changes in assumptions utilized in our contingent consideration fair value estimates could result in an increase in our contingent consideration obligation and a corresponding charge to operating income.

Goodwill and Other Intangible Assets:  Goodwill is the excess of purchase price over the fair value of identified net assets of businesses acquired. The Company’s intangible assets with an indefinite life are related to in process research and development for AMR-001, the clinical candidate acquired in the Amorcyte acquisition, as the Company expects this research and development to provide the Company with substantial benefit for a period that extends beyond the foreseeable horizon. Amortized intangible assets consist of customer lists, manufacturing technology, and tradename, as well as patents and rights associated primarily with the VSEL™ Technology. These intangible assets are amortized on a straight line basis over their respective useful lives.

The Company reviews goodwill and indefinite-lived intangible assets at least annually for possible impairment. Goodwill and indefinite-lived intangible assets are reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company tests its goodwill and indefinite-lived intangible assets on December 31. The Company reviews the carrying value of goodwill and indefinite-lived intangible assets utilizing a discounted cash flow model, and, where appropriate, a market value approach is also utilized to supplement the discounted cash flow model. The Company makes assumptions regarding estimated future cash flows, discount rates, long-term growth rates and market values to determine each reporting unit’s estimated fair value. If these estimates or related assumptions change in the future, the Company may be required to record impairment charges.

Derivatives:  Derivative instruments, including derivative instruments embedded in other contracts, are recorded on the balance sheet as either an asset or liability measured at its fair value. Changes in the fair value of derivative instruments are recognized currently in results of operations unless specific hedge accounting criteria are met. The Company has not entered into hedging activities to date. As a result of certain financings (see Note 8), derivative instruments were created that are measured at fair value and marked to market at each reporting period. Changes in the derivative value are recorded as other income (expense) on the consolidated statements of operations.

Evaluation of Long-lived Assets:  The Company reviews long-lived assets and finite-lived intangibles assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, the Company will estimate the undiscounted future cash flows expected to result from the use of the asset or its eventual disposition, and recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Share-Based Compensation:  The Company expenses all share-based payment awards to employees, directors, advisors and consultants, including grants of stock options, warrants, and restricted stock, over the requisite service period based on the grant date fair value of the awards. Advisor and consultant awards are remeasured each reporting period through vesting. For awards with performance-based vesting criteria, the Company estimates the probability of achievement of the performance criteria and recognizes compensation expense related to those awards expected to vest. The Company determines the fair value of certain share-based awards using the Black-Scholes option-pricing model which uses both historical and current market data to estimate the fair value. This method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield and expected life of the options or warrants. The fair value of the Company’s restricted stock and restricted stock units is based on the closing market price of the Company’s common stock on the date of grant. See Note 9.

Loss Per Share:  Basic loss per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net loss attributable to common shareholders by the weighted average shares outstanding during the period. Diluted loss per share, which is calculated by dividing net loss attributable to common shareholders by the weighted average number of common shares used in the basic loss per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as such potentially dilutive securities are anti-dilutive in all periods presented. For the years ended December 31, 2011 and 2010, the Company incurred net losses and therefore no common stock equivalents were utilized in the calculation of loss per share. At December 31, 2011 and 2010, the Company excluded the following potentially dilutive securities:

	December 31,
	2011	2010
Stock Options	17,143,505	13,032,214
Warrants	37,389,825	21,843,507
Series E Preferred Stock, Common stock equivalents	3,989,669	5,289,948
Restricted Shares	976,668	51,666

Revenue Recognition

Clinical Services: The Company recognizes revenue for its cell development and manufacturing services based on the terms of individual contracts. Cell development services generally contain multiple stages, which the Company evaluates for multiple elements. Each stage does not have stand-alone value and are dependent upon one another; therefore the Company recognizes revenue on a completed contract basis. Manufacturing services represent separate and distinct arrangements, and the Company is paid for time and materials or for fixed monthly amounts and revenue is recognized when efforts are expended or contractual terms have been met.

Clinical Services Reimbursements: The Company separately charges the customers for reimbursable expenses that are specified in each clinical services contract. On a monthly basis, the Company bills customers for reimbursable expenses and immediately recognizes reimbursement revenue, as the revenue is deemed earned as reimbursable expenses are incurred. For the years ended December 31, 2011 and 2010, clinical services reimbursements were $2.6 million and $0, respectively.

Processing and Storage Services: The Company recognizes revenue related to the collection and cryopreservation of cord blood and autologous adult stem cells when the cryopreservation process is completed which is approximately twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advance payments.

Fair Value Measurements:  Fair value of financial assets and liabilities that are being measured and reported are defined as the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market at the measurement date (exit price). The Company is required to classify fair value measurements in one of the following categories:
Level 1 inputs which are defined as quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 inputs which are defined as inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.
Level 3 inputs are defined as unobservable inputs for the assets or liabilities. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The Company determined the fair value of funds invested in short term investments, which are considered trading securities, to be level 1 inputs measured by quoted prices of the securities in active markets. The Company determined the fair value of funds invested in money market funds to be level 1. The Company determined the fair value of the embedded derivative liabilities and warrant derivative liabilities to be level 3 inputs. These inputs require material subjectivity because value is derived through the use of a lattice model that values the derivatives based on probability weighted discounted cash flows. The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2011, and December 31, 2010 (in thousands):

	December 31, 2011
	Fair Value Measurements Using Fair Value Hierarchy
	Level 1	Level 2	Level 3
Money market investments	$2,497.4	$—	$—
Embedded derivative liabilities	—	—	391.7
Warrant derivative liabilities	—	—	82.7
Contingent consideration	—	—	3,130.0

	December 31, 2010
	Fair Value Measurements Using Fair Value Hierarchy
	Level 1	Level 2	Level 3
Money market investments	$—	$2,501.0	$—
Embedded derivative liabilities	—	—	2,281.8
Warrant derivative liabilities	—	—	289.6

Subsequent to December 31, 2010 the Company reevaluated the characteristics of the money market savings account, currently recorded as other assets, and determined it is not tied to underlying securities and has been reclassified to level 1.

The fair value measurement of the contingent consideration obligations is determined using Level 3 inputs. The fair value of contingent consideration obligations is based on a probability-weighted income approach. The measurement is based upon unobservable inputs supported by little or no market activity based on our own assumptions. Changes in the fair value of the contingent consideration obligations are recorded in our consolidated statement of operations. Contingent consideration was recognized on October 17, 2011 in connection with the Amorcyte merger. See Note 4. There were no changes in contingent consideration fair value as of December 31, 2011.

For those financial instruments with significant Level 3 inputs, the following table summarizes the activity for the years ended December 31, 2011 and 2010 by type of instrument (in thousands):

	Embedded Derivatives	Warrants
Beginning liability balance, December 31, 2009	$—	$36.0
Convertible redeemable Series E preferred stock and warrants issued	2,131.1	266.0
Change in fair value recorded in earnings	150.7	(12.4)
Ending liability balance, December 31, 2010	$2,281.8	$289.6
Change in fair value recorded in earnings	(1,890.1)	(206.9)
Ending liability balance, December 31, 2011	$391.7	$82.7

Some of the Company’s financial instruments are not measured at fair value on a recurring basis, but are recorded at amounts that approximate fair value due to their liquid or short-term nature, such as cash and cash equivalents, restricted cash, accounts receivable, accounts payable, notes payable and bank loans.

Foreign Currency Translation:  As the Company’s Chinese pharmaceutical business, which is reported in discontinued operations (see Note 11), is a self-contained and integrated entity, and the Company’s Chinese stem cell business’ future cash flow is intended to be sufficient to service its additional financing requirements, the Chinese subsidiaries’ functional currency is the Renminbi (“RMB”), and the Company’s reporting currency is the US dollar. Results of foreign operations are translated at the average exchange rates during the period, and assets and liabilities are translated at the closing rate at the end of each reporting period. Cash flows are also translated at average exchange rates for the period, therefore, amounts reported on the consolidated statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss) and amounted to $4.2 million and $2.8 million as of December 31, 2011 and December 31, 2010, respectively.

Research and Development Costs:  Research and development (“R&D”) expenses include salaries, benefits, and other headcount related costs, clinical trial and related clinical manufacturing costs, contract and other outside service fees including sponsored research agreements, and facilities and overhead costs. The Company expenses the costs associated with research and development activities when incurred.

To further drive the Company’s cell therapy initiatives, the Company will continue targeting key governmental agencies, congressional committees and not-for-profit organizations to contribute funds for the Company’s research and development programs. The Company accounts for government grants as a deduction to the related expense in research and development operating expenses when earned.

Note 3 — Recently Adopted Accounting Pronouncements
In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update, Testing Goodwill for Impairment (the revised standard). The revised standard is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. The revised standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. An entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. The Company adopted this update in the fourth quarter of fiscal year 2011, and the adoption of this update did not have an impact on its consolidated results of operations and financial condition.

In December 2010, the FASB issued an update which addresses when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The update modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this guidance did not have a material impact on the consolidated financial statements.

In December 2010, the FASB issued an update which addresses the disclosure of supplementary pro forma information for business combinations. The update requires public entities to disclose pro forma information for business combinations that occurred in the current reporting period, including revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. Amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this guidance did not have a material impact on the consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, which amends FASB ASC Topic 220, Comprehensive Income. This ASU is intended to increase the prominence of items reported in other comprehensive income in the financial statements by presenting the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. This ASU does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This update is effective during interim and annual periods beginning after December 15, 2011. The adoption of this ASU effective January 1, 2012 had no impact on our financial position, results of operations or cash flows. In December 2011, the FASB issued ASU No. 2011-12, which defers certain provisions contained in ASU No. 2011-05, as discussed above, with respect to the requirement to present components of reclassifications of other comprehensive income on the face of the income statement or in the notes to the financial statements. However, this deferral does not impact the other requirements contained in the new standard on comprehensive income as described above. This new guidance was effective for fiscal years and interim periods beginning after December 15, 2011, and was applied retrospectively. We adopted this new guidance on January 1, 2012.

Note 4 — Acquisitions

Amorcyte Acquisition

On 10/17/2011 (the “Closing Date”), Amo Acquisition Company I, Inc. (“Subco”), a newly-formed wholly-owned subsidiary of NeoStem, Inc. (“NeoStem” or the “Company”), merged (the “Amorcyte Merger”) with and into Amorcyte, Inc., a Delaware corporation (“Amorcyte”), in accordance with the terms of the Agreement and Plan of Merger, dated as of July 13, 2011 (the “Amorcyte Merger Agreement”), among NeoStem, Amorcyte, Subco, and Amo Acquisition Company II, LLC (“Subco II”). As a result of the consummation of the Amorcyte Merger, Amorcyte is now a wholly-owned subsidiary of NeoStem. Amorcyte is a development stage cell therapy company focusing on novel treatments for cardiovascular disease.

Pursuant to the terms of the Amorcyte Merger Agreement, all of the shares of Amorcyte common stock and Amorcyte Series A Preferred Stock and all options and warrants to acquire equity of Amorcyte, issued and outstanding immediately prior to the effective time of the Amorcyte Merger (the “Effective Time”), were by virtue of the Amorcyte Merger cancelled and converted into the right to receive, in the aggregate:

i.
5,843,483 shares of NeoStem Common Stock (reflecting certain adjustments taken at the closing, and subject to further adjustment following the closing in accordance with the Amorcyte Merger Agreement) (the “Base Stock Consideration”);

ii.
the right to receive 4,092,768 shares of NeoStem Common Stock (the “Contingent Shares”, and together with the Base Stock Consideration, the “Stock Consideration”), which Contingent Shares will be issued only if certain specified business milestones (described below) are accomplished;

iii.
warrants to purchase 1,881,008 shares of NeoStem Common Stock exercisable over a seven (7) year period at an exercise price of $1.466 per share (the “Warrants”) (such Warrants are redeemable in certain circumstances, and transfer of any shares of NeoStem Common Stock issued upon exercise of the Warrants will be restricted until one year after the Closing Date); and

iv.
earn out payments equal to 10% of the net sales of Amorcyte’s lead product candidate AMR-001 (in the event of and following the date of first commercial sale of AMR-001), provided that in the event NeoStem sublicenses AMR-001, the applicable earn out payment will be equal to 30% of any sublicensing fees, and provided further that NeoStem will be entitled to recover direct out-of-pocket clinical development costs not previously paid or reimbursed and any costs, expenses, liabilities and settlement amounts arising out of claims of patent infringement or otherwise challenging Amorcyte’s right to use intellectual property, by reducing any earn out payments due by 50% until such costs have been recouped in full (the “Earn Out Payments”).

In accordance with the Amorcyte Merger Agreement, NeoStem has deposited into an escrow account with the escrow agent (who is initially NeoStem’s transfer agent), 5,843,483 shares of NeoStem Common Stock for eventual distribution to the former Amorcyte stockholders (subject to further adjustment following the closing, including in connection with any indemnification claims of NeoStem, all in accordance with the Amorcyte Merger Agreement).

The Contingent Shares will be issued to the former Amorcyte stockholders only if certain business milestones are achieved, as follows:

•
One-third of the Contingent Shares (1,364,256 shares) will be issued upon (a) the completion of Phase 2 clinical trial for Amorcyte’s product candidate AMR-001 and (b) issuance of a statistically significant analysis demonstrating satisfaction of the primary clinical end points from the Phase 2 clinical trial, which primary clinical endpoints are described in the Phase 2 clinical trial protocol submitted by Amorcyte to the FDA on July 5, 2011.

•	One-third of the Contingent Shares will be issued following a Type B End of Phase 2/Pre-Phase 3 meeting with the FDA wherein AMR-001 is acknowledged in writing by the FDA to be ready for Phase 3.

•	The remaining one-third of the Contingent Shares will be issued upon the first dosing of the first patient in the pivotal Phase 3 clinical study for AMR-001.

The merger consideration described above will be distributed to Amorcyte’s former securityholders consistent with applicable liquidation preferences contained in Amorcyte’s governing documents, all in accordance with the Amorcyte Merger Agreement.

The fair value of the net assets acquired in the Amorcyte Merger was $4.4 million. The fair value of the consideration paid by NeoStem was valued at $8.5 million, resulting in the recognition of goodwill in the amount of $4.1 million. The consideration paid was comprised of equity issued and the earn out payments. The fair value of the equities issued by NeoStem included 5,843,483 shares of NeoStem Common stock valued at $3.7 million, the right to receive 4,092,768 shares of NeoStem Common Stock valued at $940,000, and NeoStem warrants to purchase up to 1,881,008 shares valued at $673,600. The right to receive NeoStem Common Stock and warrants is contingent upon the accomplishment of a certain milestones. Such contingent consideration has been classified as equity and will not be subject to remeasurement. The fair value of the earn out payments was valued at $3.1 million. The earn out is contingent upon future net sales upon the first commercial sale of AMR-001. Such contingent consideration has been classified as a liability and will be subject to remeasurement. The contingent consideration is based on earn out payments equal to 10% of the net sales of Amorcyte’s lead product candidate AMR-001 (in the event of and following the date of first commercial sale of AMR-001). The Company will be entitled to recover direct out-of-pocket clinical development costs not previously paid or reimbursed and any costs, expenses, liabilities and settlement amounts arising out of claims of patent infringement or otherwise challenging Amorcyte’s right to use intellectual property, by reducing any earn out payments due by 50% until such costs have been recouped in full (the “Earn Out Payments”). There were no changes in contingent consideration fair value as of December 31, 2011.

The preliminary fair value of assets acquired and liabilities assumed on October 17, 2011 is as follows (in thousands):

Cash	$92.9
Prepaid Expenses	178.2
In Process R&D	9,400.0
Goodwill	4,104.5
Accounts Payable & Accrued Liabilities	1,177.1
Deferred Tax Liability	3,774.7
Amount Due Related Party	340.4

The total cost of the acquisition, which is still preliminary, has been allocated to the assets acquired and the liabilities assumed based upon their estimated fair values at the date of the acquisition. The final allocation is pending the receipt of this valuation work and the completion of the Company’s internal review, which is expected during fiscal 2012.
For the period since the acquisition (October 17 – December 31, 2011), NeoStem recorded a net loss of approximately $854,100 or $0.01 basic and diluted loss per share attributable to Amorcyte.

PCT Acquisition
On 1/19/2011 (the “Closing Date”), NBS Acquisition Company LLC (“Subco”), a newly formed wholly-owned subsidiary of NeoStem, merged (the “PCT Merger”) with and into Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), with PCT as the surviving entity, in accordance with the terms of the Agreement and Plan of Merger, dated September 23, 2010 (the “PCT Merger Agreement”), among NeoStem, PCT and Subco. As a result of the consummation of the PCT Merger, NeoStem acquired all of the membership interests of PCT, and PCT is now a wholly-owned subsidiary of NeoStem.

Pursuant to the terms of the PCT Merger Agreement, all of the membership interests of PCT outstanding immediately prior to the effective time of the PCT Merger were converted into the right to receive, in the aggregate, (i) 10,600,000 shares of the common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock”) (reflecting certain final price adjustments agreed to at the closing) and (ii) warrants to purchase an aggregate 3,000,000 shares of NeoStem Common Stock as follows:

i.
common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock, exercisable over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which will vest only if a specified business milestone (described in the PCT Merger Agreement) is accomplished within three (3) years of the Closing Date of the PCT Merger; and

ii.	common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year term at an exercise price of $3.00 per share (the “$3.00 Warrants”); and

iii.
common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants” and, collectively with the $7.00 Warrants and the $3.00 Warrants, the “Warrants”).

The Warrants are redeemable in certain circumstances. Transfer of the shares issuable upon exercise of the Warrants is restricted until the one year anniversary of the Closing Date.

The fair value of the net assets acquired in the PCT Merger was $10.2 million. The fair value of the equity issued as consideration by NeoStem was valued at $17.2 million resulting in the recognition of goodwill in the amount of $7.0 million. The fair value of the equities issued by NeoStem included 10,600,000 shares of NeoStem Common stock valued at $15.9 million and NeoStem warrants to purchase up to 3,000,000 shares valued at $1.3 million. A portion of the consideration paid is contingent upon the accomplishment of a certain milestone for the $7.00 Warrants. Such contingent consideration totaled $70,000, and was determined using a Black-Scholes valuation and probability of success factor, and has been classified as equity and will not be subject to remeasurement. The goodwill that has been created by this acquisition is reflective of values and opportunities of utilizing PCT’s cell collection, processing and storage (cell banking) resources and production capacities, as mentioned above.

The fair value of assets acquired and liabilities assumed on January 19, 2011 is as follows (in thousands):

Cash	$227.9
Accounts Receivable	451.4
Other Current Assets	166.2
Property, Plant & Equipment	11,755.0
Intangibles	5,700.0
Goodwill	7,013.5
Other Assets	581.9
Accounts Payable	1,370.9
Other Liabilities	540.5
Amount Due Related Party	3,000.0
Mortgages Payable	3,784.6

For the period since the acquisition (January 19-December 31, 2011), NeoStem recorded $9,685,400 in revenues and a net loss of approximately $3.7 million or $0.04 basic and diluted loss per share attributable to PCT.

Amorcyte and PCT Combined Pro Forma Financial Information
The following supplemental table presents unaudited consolidated pro forma financial information as if the closing of the acquisitions of Amorcyte and PCT had occurred on January 1, 2010 (in thousands, except per share amounts):

	Year Ended December 31,		Year Ended December 31,
	2011	2011	2010	2010
	(As Reported)	(Pro Forma)	(As Reported)	(Pro Forma)

Revenues	$10,050	$10,322	$181	$12,549
Cost of revenues	8,647	8,923	—	8,739
Gross profit	1,403	1,400	181	3,810
Research and development	7,721	7,964	6,008	6,205
Selling, general, and administrative	27,687	29,473	19,468	26,511
Goodwill impairment	—	—	558	558
Operating loss	(34,005)	(36,037)	(25,854)	(29,464)
Other income (expense), net	(562)	(548)	44	(363)
Net loss from continuing operations	(34,566)	(36,586)	(25,809)	(29,827)
(Loss) income from discontinued operations - net	(22,017)	(22,017)	6,412	6,412
Net loss	(56,583)	(58,602)	(19,397)	(23,415)
Less – net income attributable to noncontrolling interests	(9,448)	(9,448)	3,909	3,909
Preferred dividends	640	640	238	238
Net loss attributable to NeoStem, Inc. common shareholders	$(47,774)	$(49,794)	$(23,544)	$(27,561)
Basic and diluted loss per share	$(0.54)	$(0.53)	$(0.46)	$(0.40)
Weighted average common shares outstanding	88,599	93,793	51,632	68,076

The unaudited supplemental pro forma financial information should not be considered indicative of the results that would have occurred if the acquisitions of Amorcyte and PCT had been consummated on January 1, 2010, nor are they indicative of future results.

Athelos
Athelos Corporation (“Athelos”) is a subsidiary of PCT pursuing the development of T regulatory cells (TRegs) as a therapeutic to treat disorders of the immune system. Pursuant to a Stock Purchase and Assignment Agreement dated March 28, 2011, Athelos issued approximately 20% of its shares to Becton Dickinson and Company (“BD”) in exchange for the rights to certain intellectual property relating to TRegs that BD owned pursuant to a license agreement between the University of Pennsylvania (“Penn”) and BD dated September 28, 2005 (the “Penn License”), and a license agreement between ExCell Therapeutics, LLC and BD dated September 16, 2005, as amended August 31, 2007 (the “ExCell License”). Pursuant to a Stock Purchase and Assignment Agreement dated March 28, 2011, Athelos took assignment from BD of its rights and obligations under the Penn License and the ExCell License, including, among other things, obligations to pay royalties on net sales of licensed products, maintenance fees and milestones on initiation of clinical trial stages, license application filings and regulatory approvals. As expressly anticipated by the parties, Athelos replaced the assignment of the Penn License with two new direct licenses: The Amended and Restated Patent License Agreement between Penn and Athelos dated September 12, 2011, and the Patent License Agreement between Penn, Athelos and the University of Minnesota dated September 12, 2011. Pursuant to the Stockholders’ Agreement dated March 28, 2011, Athelos, PCT and BD have agreed, that, among other things, BD will have certain anti-dilution protection for the first $5 million of new investment in Athelos and certain board of directors’ observer rights. BD has assigned to Athelos, and Athelos assumed, all rights, title, interest and obligations of BD under a consulting agreement dated as of September 16, 2005 between David Horwitz, M.D. and BD, to be paid retroactively beginning as of January 1, 2011, for services rendered in advancing the Athelos TReg research and development platform. PCT had preliminarily valued BD’s share of the contributed intellectual properties in the quarter ended March 31, 2011 at $927,000. The acquisition of contributed intellectual properties did not qualify as a business combination, did not reach technological feasibility, and did not have any future alternative use. As a result, the Company characterized this acquired intangible asset as in-process research and development as expense within research and development expense.
In the quarter ended September 30, 2011, PCT finalized its valuation of the intellectual properties received, and revised the fair value to $1,150,000, which is recorded as expense within research and development expense for the year ended December 31, 2011.

Note 5 — Goodwill and Other Intangible Assets
As part of the Company’s annual impairment review as of December 31, 2010, a $0.6 million goodwill impairment charge was recorded due to lower than expected revenue and operating income growth of its adult stem cell banking area. The Company estimated the fair value utilizing a discounted cash flow model.

The changes in the carrying amount of goodwill during 2011 and 2010 were as follows (in thousands):

Total
Balance as of December 31, 2009	$558.2
Impairment	(558.2)
Balance as of December 31, 2010	—
Acquisitions*	11,117.8
Balance as of December 31, 2011	$11,117.8

* Approximately $7.0 million associated with the PCT Merger, and $4.1 million associated with Amorcyte merger

As of December 31, 2011 and 2010, the Company’s intangible assets and related accumulated amortization consisted of the following (in thousands):

		12/31/2011			12/31/2010
	Useful Life	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer list	10 Years	1,000.0	(95.1)	904.9	—	—	—
Manufacturing technology	10 Years	3,900.0	(370.9)	3,529.1	—	—	—
Tradename	10 Years	800.0	(76.2)	723.8	—	—	—
In process R&D	Indefinite	9,400.0	—	9,400.0	—	—	—
VSEL patent rights	19 Years	669.0	(140.8)	528.2	669.0	(105.6)	563.4
Total Intangible Assets		15,769.0	(683.0)	15,086.0	669.0	(105.6)	563.4

In connection with the acquisition of PCT, the following intangible assets were acquired (in thousands):

Customer list	$1,000.0
Manufacturing technology	3,900.0
Tradename	800.0
Intangible Assets, PCT Acquisition	$5,700.0

In connection with the acquisition of Amorcyte, an In Process R&D intangible asset of $9,400,000 was recorded.

Total intangible amortization expense was classified in the operating expense categories for the periods included below as follows (in thousands):

	Years Ended December 31,
	2011	2010
Cost of revenue	$370.9	$—
Research and development	35.2	35.2
Selling, general and administrative	171.2	—
Total	$577.3	$35.2

Estimated intangible amortization expense on an annual basis for the succeeding five years is as follows (in thousands):

2012	$605.2
2013	605.2
2014	605.2
2015	605.2
2016	605.2
Thereafter	12,060.0
$15,086.0

Note 6 — Accrued Liabilities
Accrued liabilities were as follows (in thousands):

	December 31, 2011	December 31, 2010
Other taxes	$70.4	$—
Salaries, employee benefits and related taxes	365.7	85.4
Other	654.1	635.0
	$1,090.2	$720.4

Note 7 — Debt

Notes Payable
The Company has financed certain insurance policies and has notes payable at December 31, 2011 and 2010 of approximately $148,100 and $116,895, respectively, related to these policies. These notes require monthly payments and mature in less than one year.

Mortgages Payable
On October 31, 2007, PCT issued a note to borrow $3,120,000 (the “Note”) in connection with its $3,818,500 purchase of condominium units in an existing building in Allendale, New Jersey (the “Property”) that PCT uses as a laboratory and stem cell processing facility. The Note is payable in 239 consecutive monthly payments of principal and interest, based on a 20 year amortization schedule; and one final payment of all outstanding principal plus accrued interest then due. The current monthly installment is $20,766, which includes interest at an initial rate of 5.00%; the interest rate and monthly installments payments are subject to adjustment on October 1, 2017. On that date, upon prior written notice, the lender has the option to declare the entire outstanding principal balance, together with all outstanding interest, due and payable in full. The Note is secured by substantially all of the assets of PCT, including a first mortgage on the Property and assignment of an amount approximately equal to eighteen months debt service held in escrow. The Note matures on October 1, 2027 if not called by the lender on October 1, 2017. The note is subject to certain debt service coverage and total debt to tangible net worth financial covenant ratios measured semi-annually. PCT was not in compliance with such covenants at the measurement date of December 31, 2011, and obtained a covenant waiver letter from the lender for all periods through December 31, 2011. The outstanding balance was approximately $2,708,300 at December 31, 2011 of which $114,200 is payable within twelve months. On December 6, 2010 PCT Allendale, a wholly-owned subsidiary of PCT, entered into a note for a second mortgage in the amount of $1 million on the Allendale Property with TD Bank, N.A. This loan is guaranteed by PCT, DomaniCell (a wholly-owned subsidiary of PCT, now known as NeoStem Family Storage, LLC), Northern New Jersey Cancer Associates (“NNJCA”) and certain partners of NNJCA and is subject to a financial covenant starting December 31, 2011. PCT was not in compliance with such covenants at the measurement date of December 31, 2011, and obtained a covenant waiver letter from the lender for all periods through December 31, 2011. The loan is for 124 months at a fixed rate of 6% for the first 64 months. The loan is callable for a certain period prior to the interest reset date. The initial four months was interest only. The outstanding balance as of December 31, 2011 is $926,800 of which $76,000 is payable within twelve months. Both mortgages are classified as current liabilities as of December 31, 2011.

Note 8 — Preferred Stock
Convertible Redeemable Series E 7% Preferred Stock
On November 19, 2010, the Company sold 10,582,011 Preferred Offering Units consisting of (i) one share (“Preferred Share”) of Series E 7% Senior Convertible Preferred Stock, par value $0.01 per share, of the Company, (ii) a warrant to purchase 0.25 of a share of Common Stock (consisting of at issuance an aggregate of 1,322,486 warrants, adjusted to an aggregate of 1,452,925 as of December 31, 2011); and (iii) 0.0155 of a share of Common Stock (an aggregate of 164,418 shares). Each Preferred Offering Unit was priced at $0.945 and total gross and net proceeds received by the Company were $10.0 million and $8.9 million, respectively.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Shares are entitled to receive, out of the assets of the Company available for distribution to shareholders, prior and in preference to any distribution of any assets of the Company to the holders of any other class or series of equity securities, the amount of $1.00 per share plus all accrued but unpaid dividends.

Dividends on the Preferred Shares accrue at a rate of 7.00% per annum and are payable monthly in arrears. The Company is required to redeem 1/27 of the Preferred Shares monthly.

Monthly dividend and principal payments began on March 21, 2011 and continue on the 19th of each month thereafter with the final payment due on May 20, 2013. Payments can be made in cash or, upon notification to the holders, in shares of Company common stock, provided certain conditions are satisfied or holders of Preferred Shares agree to waive the conditions for that payment period. If the conditions are not satisfied, the Company must make payments in cash. Payments which are made in stock will be made in shares which are freely tradable. The price of the shares will be calculated based on 92% of the average of the lowest 5 days’ volume weighted average prices of the 20 trading days prior to the payment date, and the shares are delivered in tranches beginning in advance of the applicable payment date. As of December 31, 2011, the Company had issued 5,157,732 shares of Company common stock in payment of monthly dividends and principal, including required advanced payments.

The Company may pre-pay the outstanding balance of the Preferred Shares in full or in part (in increments of no less than $1.0 million) at 115% of the then outstanding balance, reducing to 110% after November 19, 2011, with notice of not less than thirty days and adequate opportunity to convert. If the Company chooses to pre-pay, the outstanding balance must be paid in cash and the premium may be paid in cash or shares of Company common stock.

Upon issuance, the Preferred Shares were convertible at an initial conversion price of $2.0004. The conversion price is subject to certain weighted average adjustments upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of the Company’s common stock and if (with certain exceptions) the Company issues or sells any additional shares of common stock or common stock equivalents at a price per share less than the conversion price then in effect, or without consideration. As of December 31, 2011, the conversion price had been adjusted to $1.67.

An aggregate of $2.5 million of the proceeds from the Preferred Offering was placed in escrow for a maximum of 2.5 years as security for the Company’s obligations relative to the Preferred Shares, and is included in other assets.

The characteristics of the Series E Preferred Stock: cumulative dividends, mandatory redemption, no voting rights, and callable by the Company, require that this instrument be treated as mezzanine equity. The Company bifurcated the fair value of the embedded conversion options and redemption options from the preferred stock since the conversion options and certain redemption options were determined to not be clearly and closely related to the Series E Preferred Stock. The Company recorded the fair value of the embedded conversion and redemption options as long-term derivative liabilities as the conversion price is not fixed and the forced redemption option contains substantial premiums over the stated dividend rate for the preferred stock. The Company also recorded the fair value of the warrants as a long-term derivative liability as the number of warrant shares and exercise price of the warrants is not fixed. The Series E Preferred Stock was discounted by the fair value of the derivatives liabilities. The fair value of the preferred stock (net of issuance costs and discounts), the embedded derivatives, and warrant derivative were approximately $4.8 million, $392,000 and $83,000, respectively, as of December 31, 2011. The Company will report changes in the fair value of the embedded derivatives and warrant derivative in earnings within other income (expense), net. The discount and issuance costs on the preferred stock will be amortized through May 20, 2013 using the effective interest method and will be reflected within interest expense. For the twelve months ended December 31, 2011, the Company recorded a decrease in the fair value of the embedded derivatives of approximately $1.9 million and a decrease in the warrant derivative of approximately $193,000.

Note 9 — Shareholders’ Equity
Common Stock:
The authorized common stock of the Company is 500 million shares, par value $0.001 per share.

The Company raised an aggregate of approximately $6.3 million in a series of private placements consummated from March 2011 to July 2011 pursuant to which 18 persons and entities acquired an aggregate of 4,938,125 shares of Common Stock (purchase price of $1.28 per share). The investors included Steven. S. Myers (one of the Company’s directors) (who purchased 390,625 shares) and Dr. Andrew L. Pecora (the Chief Medical Officer of the Company’s subsidiary PCT, who is now the Chief Medical Officer and a director of NeoStem, and the Chief Scientific Officer of Amorcyte) (who purchased 78,125 shares).

On July 22, 2011, the Company completed an underwritten offering of 13,750,000 units at a purchase price of $1.20 per unit, with each unit consisting of one share of Common Stock and a five year warrant to purchase 0.75 of a share of Common Stock at an exercise price of $1.45 per share (the “Offering”). The Company sold securities in the Offering under the Company’s previously filed shelf registration statement on Form S-3 (333-173855), which was declared effective by the Securities and Exchange Commission on June 13, 2011. Lazard Capital Markets LLC (“Lazard”) and JMP Securities LLC (“JMP”) acted as representatives of the underwriters named in an Underwriting Agreement, dated as of July 19, 2011, by and among the Company, Lazard, JMP and such underwriters. The Company received gross proceeds of $16.5 million, prior to deducting underwriting discounts and offering expenses payable by the Company, for net proceeds of approximately $14.8 million.

On September 28, 2011, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC, an Illinois limited liability company (“Aspire Capital”), which provides that, subject to certain terms and conditions, Aspire Capital is committed to purchase up to an aggregate of $20.0 million worth of shares of the Company’s common stock over the 24-month term of the Purchase Agreement. At the Company’s discretion, it may present Aspire Capital with purchase notices under the Purchase Agreement from time to time, to purchase the Company’s Common Stock, provided certain price and other requirements are met. The purchase price for the shares of stock will be based upon one of two formulas set forth in the Purchase Agreement depending on the type of purchase notice we submit to Aspire Capital from time to time, and will be based on market prices of the Company’s common stock (in the case of regular purchases) or a discount of 5% applied to volume weighted average prices (in the case of VWAP purchases), in each case as determined by parameters defined in the agreement. The Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any date where the closing sales price is less than 75% of the closing sales price on the business day immediately preceding the date of the Purchase Agreement. The Company’s net proceeds will depend on the purchase price and the frequency of the Company’s sales of shares to Aspire Capital; provided, however, that the maximum aggregate proceeds from sales of shares is $20.0 million. As of December 31, 2011, the maximum number of shares that may be sold may not exceed 18,747,906 shares unless shareholder approval is obtained. On February 17, 2012, the maximum number of shares that may be sold had been reduced to 15,282,502 pursuant to rules of the NYSE Amex. The Company’s delivery of purchase notices will be made subject to market conditions, in light of the Company’s capital needs from time to time and under the limitations contained in the Purchase Agreement. As consideration for entering into the Purchase Agreement, effective September 30, 2011, we issued 990,099 shares of our Common Stock to Aspire Capital (the “Commitment Shares”). The issuance of shares of common stock to Aspire Capital pursuant to the Purchase Agreement, including the Commitment Shares, and the sale of those shares from time to time by Aspire Capital to the public, are covered by an effective shelf registration statement on Form S-3.

On February 18, 2010, the Company completed a public offering of its common stock, selling 5,750,000 shares priced at $1.35 per share. The Company received approximately $6.8 million in net proceeds from the offering, after underwriting discounts, commissions and expenses, of approximately $941,000.

Effective March 15, 2010, RimAsia exercised a warrant to purchase 1,000,000 shares of restricted Common Stock. This warrant was issued to RimAsia in a private placement completed by the Company in September 2008. The exercise price was $1.75 per share, resulting in proceeds to the Company of $1.75 million. In connection therewith, the Company modified certain terms of RimAsia’s Series D Warrant to purchase 4,000,000 shares of Common Stock.

On May 17, 2010, RimAsia, the holder of 8,177,512 shares of Series C Preferred Stock issued by the Company in connection with the Erye Merger, at its option, converted its 8,177,512 shares of Series C Preferred Stock into 9,086,124 shares of the Company’s common stock at a conversion rate of 0.90 shares of Series C Preferred Stock for 1.0 shares of the Company’s common stock.

On May 19, 2010, the Company entered into a Common Stock Purchase Agreement with Commerce Court Small Cap Value Fund, Ltd., which provided that, subject to certain terms and conditions, Commerce Court is committed to purchase up to$20.0 million worth of shares of the Company’s common stock over a term of approximately 24 months. The Purchase Agreement provided that at the Company’s discretion, it may present Commerce Court with draw down notices under this $20 million equity line of credit arrangement from time to time, to purchase the Company’s Common Stock, provided certain price requirements are met and limited to 2.5% of the Company’s market capitalization at the time of such draw down, which may be waived or modified. The per share purchase price for these shares will equal the daily volume weighted average price of the Company’s common stock on each date during the draw down period on which shares are purchased, less a discount of 5.0%. The Purchase Agreement also provided that the Company in its sole discretion may grant Commerce Court the right to exercise one or more options to purchase additional shares of Common Stock during each draw down period at a price which would be based on a discount calculated in the same manner as it is calculated in the draw down notice. The issuance of shares of common stock to Commerce Court pursuant to the Purchase Agreement, and the sale of those shares from time to time by Commerce Court to the public, were covered by an effective registration statement on Form S-3 filed with the SEC. On September 28, 2011, the Company gave notice to Commerce Court of termination of the Purchase Agreement.

On May 27, 2010, the Company presented Commerce Court with a Draw Down Notice. Pursuant to the Purchase Agreement, the shares were offered at a discount price to Commerce Court mutually agreed upon by the parties under the Purchase Agreement equal to 95.0% of the daily volume weighted average price of the common stock during the Pricing Period or a 5% discount. Pursuant to the Draw Down Notice, the Company also granted Commerce Court the right to exercise one or more options to purchase additional shares of common stock during the Pricing Period, based on the trading price of the common stock. The Company settled with Commerce Court on the purchase of 685,226 shares of common stock under the terms of the Draw Down Notice and the Purchase Agreement at an aggregate purchase price of $1,800,000, or approximately $2.63 per share, on June 7, 2010. The Company and Commerce Court agreed to waive the minimum threshold price of $3.00 per share set forth in the Purchase Agreement. The Company received net proceeds from the sale of these shares of approximately $1,744,000 after deducting its offering expenses.

On June 1, 2010, Fullbright Finance Limited exercised a warrant to purchase 400,000 shares of restricted Common Stock. This warrant was issued to Fullbright in a private placement of securities by the Company in November 2008. The exercise price was$1.75 per share, resulting in proceeds to the Company of $700,000.

On June 25, 2010, the Company entered into definitive securities purchase agreements with investors in a registered direct public offering, pursuant to which such investors agreed to purchase, and the Company agreed to sell, an aggregate of 2,325,582 Units, consisting of an aggregate of 2,325,582 shares of common stock and warrants to purchase an aggregate of 581,394 shares of common stock. The offering closed on June 30, 2010 with gross proceeds of $5.0 million. Each Unit was priced at $2.15 and consisted of one share of common stock and a warrant which will allow the investor to purchase 0.25 shares of common stock at a per share price of $2.75. The warrants may be called by the Company in the event that the common stock trades over $4.50 per share for 10 consecutive trading days. Subject to certain ownership limitations, the warrants will be exercisable on the date of the closing and will expire 2 years thereafter. The number of shares of common stock issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, reorganizations, liquidations, consolidation, acquisition of the Company (whether through merger or acquisition of substantially all the assets or stock of the Company) or similar events. The issuance of the securities in this offering was registered on a registration statement on Form S-3 filed with the SEC. Rodman & Renshaw LLC acted as the Company’s placement agent in this offering and received a total payment of $340,000in fees and expenses and Placement Agent Warrants to purchase up to 93,023 shares of the Company’s Common Stock at an exercise price of $2.6875 per share expiring May 10, 2015. The Placement Agent Warrants are not covered by the Form S-3. The net proceeds to the Company from such offering, after deducting the Placement Agent’s fees and expenses, the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering were approximately $4.5 million.

On July 27, 2010, consistent with the Company’s previously disclosed intention to provide support for The Stem for Life Foundation, a Pennsylvania nonprofit corporation classified as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and as a public charity under Section 509(a)(1) and 170(b)(1)(A)(vi) of the Code (the “Foundation”), whose mission is to promote public awareness, fund research and development and subsidize stem cell collection and storage programs, the Company issued to the Foundation 150,000 shares of restricted common stock with a fair value of $298,500. The issuance of such securities was subject to the approval of the Board of Directors, Audit Committee and the NYSE Amex. On July 2, 2010, the Company also contributed $75,000 in cash to the Foundation. The Company’s CEO and Chairman is President and a Trustee of the Foundation, its General Counsel is Secretary and a Trustee of the Foundation and its Chief Financial Officer is Treasurer of the Foundation.

On September 30, 2010, a warrant holder exercised a warrant to purchase 600,000 shares of Common Stock. The exercise price was $.78 per share, resulting in proceeds to the Company of $468,000.

On November 16, 2010, the Company entered into an Underwriting Agreement with Cowen and Company, LLC, relating to a public offering by the Company of 6,337,980 units, consisting of one share of the Company’s common stock, and a warrant to purchase 0.50 of a share of Common Stock. The public offering price for each Underwritten Unit was $1.45 and the net proceeds were $8.1 million. Each Underwritten Warrant will have an exercise price of $1.85 per share, will be exercisable six months after issuance and will expire five years from the date of issuance.

On December 7, 2010, the Company entered into a settlement agreement with a business partner involved in the development of the Company’s platform research organization in China, whereby the business partner relinquished rights to407,626shares of common stock. As a result of this settlement, the Company recorded other income of $656,300, which represented the fair market value of the shares on the day the shares were relinquished.

Warrants
The Company has issued common stock purchase warrants from time to time to investors in private placements and public offerings, and to certain vendors, underwriters, placement agents and consultants of the Company. A total of 37,389,825 shares of common stock are reserved for issuance upon exercise of outstanding warrants as of December 31, 2011 at prices ranging from $0.56 to $7.00 and expiring through October 2018.

During the years ended December 31, 2011 and 2010, the Company issued warrants for services as follows ($ in thousands, except share data):

	Years Ended December 31,
	2011	2010
Number of Common Stock Purchase Warrants Issued	670,000	627,000
Value of Common Stock Purchase Warrants Issued	$495.1	$772.2

The weighted average estimated fair value of warrants issued for services in the years ended December 31, 2011 and 2010 was $0.74 and $1.23, respectively. The fair value of warrants at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility is based upon historical volatility of the Company’s stock. The expected term is based upon the contractual term of the warrants.

The range of assumptions made in calculating the fair values of warrants issued for services was as follows:

	Years Ended December 31,
	2011	2010
Expected term - minimum (in years)	3	3
Expected term - maximum (in years)	5	5
Expected volatility - minimum	80%	86%
Expected volatility - maximum	86%	124%
Expected dividend yield	—	—
Risk-free interest rate - minimum	0.78%	0.64%
Risk-free interest rate - maximum	2.19%	2.65%

Activity related to warrants outstanding for the years ended December 31, 2011 and 2010 was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at December 31, 2009	19,838,802	3.00
Granted	5,792,896	1.99
Exercised	(2,025,000)	1.46
Expired	(1,613,191)	6.54
Canceled	(150,000)	2.78
Balance at December 31, 2010	21,843,507	2.62
Granted	15,993,947	2.09
Exercised	—	—
Expired	(447,629)	6.18
Canceled	—	—
Balance at December 31, 2011	37,389,825	2.35	3.87	$—

At December 31, 2011, the outstanding warrants by range of exercise prices were as follows:

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Shares Exercisable	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$0.56 – $1.45	11,263,500	4.5	$1.42	10,805,500	4.5	$1.44
$1.46 – $2.10	7,933,635	4.0	1.75	7,933,635	4.0	1.75
$2.11 – $2.53	13,032,512	3.3	2.50	13,032,512	3.3	2.50
$2.54 – $5.99	2,929,928	4.5	3.73	2,929,928	4.5	3.73
$6.00 – $7.00	2,230,250	3.4	6.51	1,230,250	1.2	6.11
	37,389,825	3.9	$2.35	35,931,825	3.8	$2.24

The Company’s results include share-based compensation expense of approximately $282,200 and $474,900 for the years ended December 31, 2011 and 2010, respectively. The total fair value of shares vested for warrants issued for services during the years ended December 31, 2011 and 2010, was approximately $269,100 and $450,800, respectively. As of December 31, 2011, there was approximately $91,500 of total unrecognized service cost related to unvested warrants of which approximately $73,900 is related to warrants that vest over a weighted average life of 1.04years. The remaining balance of unrecognized service cost of $17,600 is related to warrants that vest based on the accomplishment of business milestones as to which expense begins to be recognized when such milestones become probable of being achieved.

Options
The Company’s 2003 Equity Participation Plan (the “2003 Equity Plan”) permits the grant of share options and shares to its employees, directors, consultants and advisors for up to 2,500,000 shares of Common Stock as stock-based compensation. The 2009 Equity Compensation Plan (the “2009 Equity Plan”) makes up to 23,750,000 shares of Common Stock of the Company (as of December 31, 2011) available for issuance to employees, consultants, advisors and directors of the Company and its subsidiaries pursuant to incentive or non-statutory stock options, restricted and unrestricted stock awards and stock appreciation rights.

All stock options under the 2003 Equity Plan and the 2009 Equity Plan are granted at the fair market value of the Common Stock at the grant date. Stock options vest either on the date of grant, ratably over a period determined at time of grant, or upon the accomplishment of specified business milestones, and generally expire 3, 5 or 10 years from the grant date depending on the status of the recipient as a consultant, advisor, employee or director of the Company.

The 2009 Equity Plan was originally adopted by the shareholders of the Company on May 8, 2009. On October 29, 2009, the shareholders of the Company approved an amendment to the 2009 Equity Plan to increase the number of shares of common stock available for issuance thereunder from 3,800,000 to 9,750,000. At the 2010 Annual Meeting of Shareholders of the Company held on June 2, 2010, the shareholders approved an amendment to increase this number to 13,750,000. At a Special Meeting of Shareholders of the Company held on January 18, 2011, the shareholders approved an amendment to increase this number to 17,750,000. At the 2011 Annual Meeting of Shareholders of the Company held on October 14, 2011, the shareholders approved an amendment to increase this number to 23,750,000.

The 2003 Equity Plan and the 2009 Equity Plan are sometimes collectively referred to as the Company’s “U.S. Equity Plan.” The Company’s 2009 Non-U.S. Based Equity Compensation Plan (“Non-U.S. Plan”) makes up to 5,700,000 shares of Common Stock of the Company available for issuance. Persons eligible to receive restricted and unrestricted stock awards, options, stock appreciation rights or other awards under the Non-U.S. Plan are those service providers to the Company and its subsidiaries and affiliates providing services outside of the United States, including employees and consultants of the Company and its subsidiaries and affiliates, who, in the opinion of the Compensation Committee, are in a position to contribute to the Company’s success. Options vest either on the date of grant, ratably over a period determined at time of grant, or upon the accomplishment of specified business milestones, and generally expire 3, 5 or 10 years from the grant date depending on the status of the recipient as a consultant, advisor, employee or director of the Company.

The Non-U.S. Plan was originally adopted by the shareholders of the Company on October 29, 2009. At the 2010 Annual Meeting of Shareholders of the Company held on June 2, 2010, the shareholders approved an amendment to increase the number of shares of common stock authorized for issuance thereunder from 4,700,000 to 8,700,000. Effective October 14, 2011, concurrent with shareholder approval to increase the number of shares of common stock authorized for issuance under the 2009 Equity Plan by 6,000,000, the Company’s Board of Directors authorized a decrease in the shares available for issuance under the Non-U.S. Plan from 8,700,000 to 5,700,000.

The Company’s results include share-based compensation expense of approximately $6,923,000 and $6,324,500 for the years ended December 31, 2011 and 2010, respectively. Options vesting on the accomplishment of business milestones will not be recognized for compensation purposes until such milestones are deemed probable of accomplishment. At December 31, 2011 there were options to purchase 605,000 shares outstanding that will vest upon the accomplishment of business milestones and will be accounted for as an operating expense when such business milestones are deemed probable of accomplishment.

On April 4, 2011, the Company entered into an amendment of its May 26, 2006 employment agreement with Dr. Robin L. Smith, pursuant to which, as previously amended (the “Agreement”), Dr. Smith serves as Chairman of the Board and Chief Executive Officer of the Company. Pursuant to the amendment, among other things, Dr. Smith was granted an option to purchase 1,500,000 shares of Common Stock at a per share exercise price equal to the closing price of the Common Stock on the date of the amendment, vesting as to500,000 and 500,000 shares on each of the date of grant, December 31, 2011 and December 31, 2012, all other unvested options held by Dr. Smith were immediately vested, and any vested options previously or hereafter granted to Dr. Smith during the remainder of the term shall remain exercisable following termination of employment for the full option term until the expiration date. Pursuant to the modification on April 4, 2011 of Dr. Smith’s stock options, the Company recognized $722,900 of incremental compensation cost during the twelve months ended December 31, 2011.

The weighted average estimated fair value of stock options granted in the years ended December 31, 2011 and 2010 was $1.06 and $1.59, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility is based upon historical volatility of the Company’s stock. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees.

The range of assumptions made in calculating the fair values of options was as follows:

	Years Ended December 31,
	2011	2010
Expected term - minimum (in years)	3	2
Expected term - maximum (in years)	10	10
Expected volatility - minimum	79%	86%
Expected volatility - maximum	85%	122%
Expected dividend yield	—	—
Risk-free interest rate - minimum	0.4%	0.34%
Risk-free interest rate - maximum	3.45%	3.8%

Activity related to stock options outstanding under the U.S. Equity Plan was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at December 31, 2009	8,340,574	1.87
Granted	1,955,000	1.85
Exercised	(90,000)	1.56
Expired	—	—
Canceled	(273,360)	1.86
Balance at December 31, 2010	9,932,214	1.87
Granted	8,047,600	1.48
Exercised	(5,000)	1.42
Expired	(850,523)	1.92
Canceled	(2,080,786)	1.71
Balance at December 31, 2011	15,043,505	$1.68	7.3	$—

At December 31, 2011, the outstanding options under the U.S. Equity Plan by range of exercise prices were as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Shares Exercisable	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$0.52 – $0.71	1,123,000	7.7	0.67	170,002	7.2	$0.69
$0.72 – $1.50	2,879,700	8.6	1.46	422,500	6.1	1.36
$1.51 – $1.80	6,629,000	7.9	1.71	4,826,252	7.8	1.71
$1.81 – $2.00	2,874,255	4.6	1.91	2,705,994	4.6	1.91
$2.01 – $15.00	1,537,550	7.0	2.29	1,430,883	6.9	2.30
	15,043,505	7.3	$1.68	9,555,631	6.7	$1.82

Activity related to stock options outstanding under the Non-U.S. Plan was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2009	1,650,000	2.04
Granted	2,000,000	2.01
Exercised	—	—
Expired	—	—
Canceled	(550,000)	2.04
Balance at December 31, 2010	3,100,000	2.02
Granted	650,000	1.74
Exercised	—	—
Expired	(366,666)	2.04
Canceled	(1,283,334)	2.00
Balance at December 31, 2011	2,100,000	$1.95	8.22	$—

At December 31, 2011, the outstanding options under the Non-U.S. Plan by range of exercise prices were as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Shares Exercisable	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$1.42 – $1.70	700,000	8.7	$1.62	200,000	8.7	$1.65
$1.71 – $2.08	350,000	7.3	1.74	175,000	7.3	1.74
$2.09 – $2.22	650,000	8.1	2.16	250,000	8.2	2.16
$2.23 – $2.36	400,000	8.5	2.36	300,000	8.5	2.36
	2,100,000	8.2	$1.95	925,000	8.2	$2.04

The total fair value of shares vested during the years ended December 31, 2011 and 2010 was approximately $6,194,100 and $6,191,800, respectively.

As of December 31, 2011, there was approximately $4,034,900 of total unrecognized compensation costs related to unvested stock option awards of which approximately $3,995,600 is related to stock options that vest over a weighted average life of 1.82 years. The remaining balance of unrecognized compensation costs of $39,300 is related to stock options that vest based on the accomplishment of business milestones which expense begins to be recognized when such milestones become probable of being achieved.

Restricted Stock
During the years ended December 31, 2011 and 2010, the Company issued restricted stock for services as follows ($ in thousands, except share data):

	Years Ended December 31,
	2011	2010
Number of Restricted Stock Issued	3,467,451	338,599
Value of Restricted Stock Issued	$3,580.6	$569.5

The weighted average estimated fair value of restricted stock issued for services in the years ended December 31, 2011 and 2010 was $1.03and $1.68, respectively. The fair value of the restricted stock was determined using the Company’s closing stock price on the date of issuance. The vesting terms of restricted stock issuances are generally within one year. The Company’s results include share-based compensation expense of approximately $2,791,100 and $567,700, for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, there was approximately $339,400 of unrecognized service cost related to unvested restricted stock.

Share Remaining Under Equity Plans

The number of remaining shares authorized to be issued under the various equity plans are as follows:

	U.S. Equity Plan	Non-U.S. Plan
Shares Authorized for Issuance under 2003 Equity Plan	2,500,000	—
Shares Authorized for Issuance under 2009 Equity Plan	23,750,000	—
Shares Authorized for Issuance under Non-U.S. Plan	—	5,700,000
Total Share Authorized for Issuance	26,250,000	5,700,000
Outstanding Options – U.S. Equity Plan	(15,043,505)
Exercised Options	(97,500)	—
Outstanding Options – Non-U.S. Plan		(2,100,000)
Restricted stock or equity grants issued under Equity Plans	(3,398,573)	(885,000)
Total common shares remaining to be issued under the Equity Plans	7,710,422	2,715,000

Note 10 — Income Taxes

The provision for income taxes is determined by applying the U.S. Federal statutory rate of 34% to income before income taxes as a result of the following:

	Years Ended December 31,
	2011	2010
U.S. Federal benefit at statutory rate	(12,005.5)	$(8,800.3)
State and local benefit net of U.S. federal tax	(2,177.0)	(2,509.4)
Permanent non deductible expenses for U.S. taxes	5,907.3	1,838.1
Reduction in deferred tax assets primarily related to deductibility of certain share-based compensation	(72.4)	2,938.6
True-up of prior year net operating loss	1,367.3	(413.6)
Foreign earnings not permanently reinvested	1,810.3	—
Effect of change in deferred tax rate	2,852.1	—
Writedown of net operating losses due to Section 382 limitations	—	1,932.6
Valuation allowance for deferred tax assets	2,317.9	5,014.0
Tax provision	$—	$—

Deferred income taxes at December 31, 2011 and 2010 consist of the following:

	December 31,
	2011	2010
Deferred Tax Assets:
Accumulated net operating losses (tax effected)	$17,816.7	$17,236.0
Deferred revenue	212.9	149.0
Contingent accounts payable	13.8	26.0
Share-based compensation	3,917.4	2,393.0
Charitable contributions	408.2	176.0
Bad debt provision	107.3	17.0
Goodwill	—	164.0
Other	48.5	—
Deferred tax assets prior to tax credit carryovers	22,524.8	20,161.0

Deferred Tax Liabilities:
Accumulated depreciation	(155.1)	(80.0)
Intangible and indefinite lived assets	(3,303.0)	—
Foreign earnings not permanently reinvested	(2,138.5)	—
Deferred tax liabilities	(5,596.6)	(80.0)
	16,928.2	20,081.0
Valuation reserve	(20,702.9)	(20,081.0)
Net deferred tax liability	$(3,774.7)	$—

The Tax Reform Act of 1986 enacted a complex set of rules limiting the utilization of net operating loss carryforwards (“NOL”) to offset future taxable income following a corporate ownership change. The Company’s ability to utilize its NOL carryforwards is limited following a change in ownership in excess of fifty percentage points during any three-year period.

Since the year 2000, the Company has had several changes in ownership which has resulted in a limitation on the Company’s ability to apply net operating losses to future taxable income. As of December 31, 2011 the Company has lost $25,994,800 or $8,838,200 in tax benefits, of net operating losses applicable to Federal income taxes which expired due to these limitations and expiration of net operating loss carryforwards. At December 31, 2011, the Company had net operating loss carryforwards of approximately $47,427,300 applicable to future Federal income taxes. The tax loss carryforwards are subject to annual limitations and expire at various dates through 2030. The Company has recorded a full valuation allowance against its net deferred tax asset because it is more likely than not that such deferred tax assets will be not realized.

The Company has provided deferred income taxes for the estimated U.S. federal and foreign income tax effects of earnings of subsidiaries expected to be distributed to the Company. Deferred income taxes have been provided on approximately $5,324,300 of undistributed earnings of certain foreign subsidiaries as such amounts are not considered to be permanently reinvested.

Note 11 — Discontinued Operations

Regenerative Medicine - China Segment
In 2009, the Company began its Regenerative Medicine-China business in the People's Republic of China (China” or PRC”) through its subsidiary, a wholly foreign owned entity (WFOE”) and entered into contractual arrangements with certain variable interest entities (VIEs”). Foreign companies have commonly used VIE structures to operate in the PRC, and while such structures are not uncommon, recently they have drawn greater scrutiny from the local Chinese business community in the PRC who have urged the PRC State Council to more tightly regulate these structures. In addition, in December 2011, China's Ministry of Health announced its intention to more tightly regulate stem cell clinical trials and stem cell therapeutic treatments in the PRC, which has created uncertainty regarding the ultimate regulatory environment in the PRC. Accordingly, the Company took steps to restrict, and ultimately eliminated, its regenerative medicine business in the PRC. In the first quarter of 2012, the Company concluded that as a result of these steps, the operations in its Regenerative Medicine-China business were discontinued. The Company has determined that any liability arising from the activities of the WFOE and the VIEs will likely be limited to the net assets currently held by each entity.

The operations and cash flows of the Regenerative Medicine - China business will be eliminated from ongoing operations as a result of our exit decision. The Company expects to have no continuing involvement in this business going forward. The operating results of the Regenerative Medicine - China business for the years ended December 31, 2011 and 2010, which are included in discontinued operations, were as follows (in thousands):

	Year Ended December 31,
	2011	2010

Revenue	$274.3	$55.9
Cost of revenues	(140.6)	(36.0)
Research and development	(378.3)	(112.4)
Selling, general, and administrative	(3,089.9)	(1,408.2)
Other income (expense)	(9.7)	(63.8)
Loss from discontinued operations	$(3,344.2)	$(1,564.5)

The summary of the assets and liabilities related to discontinued operations as of December 31, 2011 and 2010, respectively, were as follows (in thousands):

	December 31,
	2011	2010

Cash and cash equivalents	$103.3	$2,308.4
Accounts receivable, net	—	26.2
Prepaid expenses and other current assets	284.4	214.5
Property, plant and equipment, net	1,256.8	2,331.6
Other Assets	149.0	69.1
	$1,793.5	$4,949.8

Accounts payable	$177.8	$53.5
Accrued liabilities	31.0	29.3
	$208.8	$82.8

Pharmaceutical Manufacturing - China Segment
On June 18, 2012, the Company announced that it had entered into a definitive agreement to sell its 51% interest in Erye for  approximately $12.3 million in cash and the return to the Company of (i) 1,040,000 shares of the Company's Common Stock and (ii) the cancellation of 1,170,000 options and 640,000 Common Stock warrants.  The closing of the transaction is subject to the satisfaction of certain conditions.  Closing of the transaction is expected to occur by the fourth quarter of 2012.
The operations and cash flows of the Pharmaceutical Manufacturing - China business will be eliminated from ongoing operations with the sale of the Company's 51% interest in Erye. The operating results of the Pharmaceutical Manufacturing - China business for the years ended December 31, 2011 and 2010, which are included in discontinued operations, were as follows (in thousands):

	Year Ended December 31,
	2011	2010

Revenue	$63,393.6	$69,584.3
Cost of revenues	(47,186.8)	(49,639.4)
Research and development	(2,904.1)	(1,564.0)
Selling, general, and administrative	(11,068.2)	(9,905.0)
Goodwill impairment	(19,432.7)	—
Other income (expense)	(1,081.4)	51.9
Provision for income taxes	(392.8)	(550.9)
(Loss) income from discontinued operations	$(18,672.4)	$7,976.9

The summary of the assets and liabilities related to discontinued operations as of December 31, 2011 and 2010, respectively, were as follows (in thousands):

	December 31,
	2011	2010

Cash and cash equivalents	$8,707.0	$4,834.9
Restricted cash	—	3,381.4
Accounts receivable, net	5,525.7	5,817.1
Inventory	16,505.7	21,023.4
Deferred income taxes	463.7	—
Prepaid expenses and other current assets	777.5	457.2
Property, plant and equipment, net	36,490.4	34,231.2
Land use rights, net	4,872.4	4,807.8
Goodwill	8,495.7	27,002.0
Intangible assets, net	21,846.4	23,903.2
Other Assets	2,459.9	—
	$106,144.4	$125,458.2

Accounts payable	$7,950.3	$13,637.8
Accrued liabilities	1,705.8	2,067.8
Bank loans	15,712.0	3,034.0
Notes payable	—	9,451.5
Income tax payable	621.6	1,242.9
Deferred income taxes	6,177.4	6,191.6
Unearned revenue	1,315.4	1,648.9
Amount due from related parties	20,862.7	8,301.4
	$54,345.2	$45,575.9

Pharmaceutical Manufacturing - China Segment Related Party Transactions

At December 31, 2011 and 2010, Erye owed EET, the 49% shareholder of Erye, $20,862,700 and $8,301,400, respectively, which represents dividends paid and loaned back to Erye. At December 31, 2011 and 2010 the interest rate on this loan was 6.56% and 5.31%, respectively. In June 2011 Erye paid EET approximately $875,100 consisting of the net of the following: $1,115,000 of unpaid accrued interest at June 30, 2011, approximately $408,700 repayment of a non interest bearing loan due in 2011 and recovery of cash advances to EET of approximately $648,600. In December 2011 Erye paid EET approximately $125,100 of unpaid accrued interest with bank draft due in June 2012. In February 2010, Erye made an interest payment of approximately $198,500 to EET.

Pursuant to the terms and conditions of the October 2009 Erye Joint Venture Agreement, dividend distributions to EET and the Company’s subsidiary will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement became effective distributions are made as follows: for undistributed profits generated subsequent to the acquisition date: (i) the 49% of undistributed profits (after tax) of the joint venture due EET will be distributed to EET and lent back to Erye to help finance costs in connection with its construction of and relocation to a new facility (to be repaid gradually after construction is completed); and (ii) of the net profit (after tax) of the joint venture due the Company, 45% will be provided to Erye as part of the new facility construction fund and will be characterized as additional paid-in capital for the Company’s 51% interest in Erye, and 6% will be distributed to the Company. For undistributed profits generated prior to the acquisition date: (i) the 49% of undistributed profits (after tax) of the joint venture due EET will be distributed to EET and lent back to Erye to help finance costs in connection with its construction of and relocation to a new facility (to be repaid gradually after construction is completed); and (ii) of the net profit (after tax) of the joint venture due the Company, 51% will be provided to Erye as part of the new facility construction fund and will be characterized as additional paid-in capital for the Company’s 51% interest in Erye. It was contemplated by the Joint Venture Agreement that the construction would continue for three years. As such, 45% of the dividend we would be entitled to by reason of our 51% ownership would remain in Erye through 2012 to complete the construction while EET would loan back their dividend during the same period at a prevailing bank interest rate. Upon a liquidity event of Erye, as contemplated in the joint venture agreement, the Company will be entitled to the return of its dividend reinvestments to the extent of the proceeds generated by the liquidity event. Repayment of such loans from EET would occur gradually after the construction is completed. In January 2011, a dividend totaling approximately $13,671,100 based on earnings for Fiscal Year 2009 was declared and approximately $6,698,800 was distributed to EET and lent back to Erye and approximately $6,972,300 due the Company was reinvested and re-characterized as additional paid-in capital in the business. In April 2011, a dividend totaling $10,259,700 based on earnings for Fiscal Year 2010 was declared and approximately $5,027,300 was distributed to EET and lent back to Erye, and approximately $5,232,400 due the Company was reinvested and re-characterized as additional paid-in capital in the business. A 10% withholding tax was required on dividends payable to the Company. As a result, Erye withheld approximately $1,220,500 in taxes related to the Company’s Fiscal Year 2009 and 2010 dividend amounts, and such amount has been paid to the local Chinese tax authorities as of December 31, 2011.

Pharmaceutical Manufacturing - China Segment Contingencies

Chinese regulatory approvals — The Company has determined that it did not obtain all Chinese regulatory approvals (and associated registrations) required to reflect the legal title of its interest in Erye as being held by the proper entity within our group which is its current beneficial owner as that term is used under U.S. law. The Company believes it has now determined what governmental approvals (and associated registrations) will need to be issued by the Suzhou Municipal Bureau of Foreign Investment and Commerce and the Suzhou Administration for Industry and Commerce to remediate these deficiencies and the Company has had counsel in China prepare these filings. The Company’s management believes these regulatory deficiencies can be remediated and should not delay a possible divestiture of the Company’s interests in Erye that is currently under evaluation. However, the Company requires the cooperation of the officers of Erye, as to which no assurance can be given, and we could be compelled to seek to replace those officers or to commence legal action to obtain the required consents or otherwise move forward with requisite filings. In addition, even if the filings are made, no assurance can be given that any unremediated regulatory deficiencies would not have an adverse effect on the operating results and liquidity of Erye and the Company and will not impede or delay efforts to divest the Company’s interest in Erye. In addition, the remediation process is expected to trigger certain tax liabilities and penalties, however the ultimate liability will be based on future discussions with the relevant Chinese authorities. The Company cannot reasonably assess the exposure as of December 31, 2011.

Xiangbei Welman Pharmaceutical Co., Ltd. v Suzhou Erye Pharmaceutical Co., Ltd. and Hunan Weichu Pharmacy Co., Ltd. involves a patent infringement dispute with respect to a particular antibiotics complex manufactured by Erye (the “Product”).The Changsha Intermediate Court ruled in Welman’s favor at first and Erye appealed the judgment to the Hunan High Court. Meanwhile, the Supreme Court of PRC has recently rendered a final ruling that Welman is not entitled to the patent right disputed under the said case. On that basis, the Hunan High Court awarded on January 16, 2012 that Welman’s suit against Erye on that patent infringement is rejected. The initial judgment was rendered on May 13, 2010 in the amount of approximately 5 million RMB (approximately $778,500), which was fully accrued for at September 30, 2011 and reversed in the fourth quarter of 2011 based on these subsequent rulings.

In 2009, Welman brought a copyright infringement lawsuit against Erye claiming the package inserts with respect to the Product infringed upon their copyright. Erye was enjoined from copying and using the package inserts on the Product and selling the Product with the package inserts and Welman was awarded RMB 50,000. Erye has filed application for a retrial of the previous lawsuit brought by Welman to the Hunan High Court, and the said application has been accepted for filing by the court.

In July 2011, a new copyright infringement lawsuit was brought by Welman against Erye claiming that Erye was not complying with the earlier judgment enjoining them from copying and using the package inserts for the Product. The Changsha Intermediate Court was applied to for property preservation and it issued a civil decision to freeze Erye’s bank deposit of up to RMB 50 million (approximately US $7.9 million), or to seal up or detain Erye’s other properties of equal value. As of December 31, 2011, approximately 15,656,000 RMB (approximately $2,460,000) of cash had been frozen in six Erye bank accounts, and is classified in Other Assets. Erye has contended that jurisdiction is not proper, and the case is now in review of the Hunan High Court.

A similar copyright infringement lawsuit was recently instituted by Welman against Erye in the Guangzhou Intermediate Court to (i) enjoin Erye from copying and using the package inserts from the Product and selling the drugs with the aforesaid package inserts; and (ii) award Welman economic losses of approximately RMB 2,000,000 (approximately US $320,000) against Erye and the case is being reviewed by the Court. Welman made an application for preliminary injunction to prohibit Erye from copying and using the package inserts from the Product and selling the drugs with the aforesaid package inserts and Welman’s application was denied by the Court on September 6, 2011. Welman subsequently obtained a preliminary injunction from a lower court Guangzhou Haizhu District Court on September 14, 2011. But on October 28, 2011, upon the appeal by Erye, the Haizhu District Court issued a decision withdrawing the preliminary injunction.

Note 12 — Related Party Transactions

Pursuant to the PCT Merger Agreement, NeoStem agreed to pay off PCT’s credit line with Northern New Jersey Cancer Associates (“NNJCA”), in an amount up to $3,000,000, shortly after the closing of the PCT Merger. On January 21, 2011, NeoStem paid NNJCA $3,000,000 in full satisfaction of all of PCT’s obligations to NNJCA arising from the underlying line of credit and security agreement. Dr. Andrew Pecora (who was PCT’s Chairman and CEO prior to the PCT Merger, and who became PCT’s Chief Medical Officer on January 19, 2011 pursuant to an employment agreement effective upon the closing of the PCT Merger), has served as Managing Partner of NNJCA since 1996.

On July 13, 2011, NeoStem entered into the Agreement and Plan of Merger to acquire Amorcyte. Amorcyte had originally been incorporated as a subsidiary of PCT and was spun off to PCT’s members prior to NeoStem’s January 19, 2011 acquisition of PCT. At the time the Agreement and Plan of Merger was entered into, Dr. Pecora and Mr. Goldberger were officers of both PCT and Amorcyte. The Amorcyte acquisition closed on October 17, 2011.

In order to accelerate Amorcyte’s commencement of its Phase 2 clinical trial of AMR-001, NeoStem agreed to provide loans to Amorcyte prior to the closing of the Amorcyte Merger to be used in connection with the Phase 2 trial. Pursuant to a Loan Agreement entered into on September 9, 2011, NeoStem loaned Amorcyte prior to the closing of the Merger an aggregate of $338,500 which was applied towards the commencement of the Phase 2 trial.

Effective March 10, 2011, Matthew Henninger entered into a consulting agreement with PCT, pursuant to which Mr. Henninger was engaged for a three month term to serve as an advisor to PCT with regard to the development of the “Family Plan,” a multi-generational stem cell collection and storage service. In consideration therefor, Mr. Henninger was granted an option to purchase 150,000 shares of NeoStem Common Stock under the 2009 Plan at $1.60 per share (Black Scholes value $129,000) vesting over the term of the agreement. Pursuant to an amendment and extension of this agreement in April and May, 2011, respectively, Mr. Henninger’s term of service was extended through September 9, 2011, for which he received 75,000 shares of NeoStem Common Stock (market value $115,000), $5,000 per month for a three month period and reimbursement of health insurance premiums; in September 2011 the PCT management with approval of the Audit Committee extended the term further through December 31, 2011, in connection with which Mr. Henninger received a $25,000 bonus related to prior performance, a monthly fee of $10,000 and continued insurance reimbursement. Mr. Henninger is in an exclusive relationship with the CEO of NeoStem.

During the year ended December 31, 2011, the Company contributed to The Stem for Life Foundation, a Pennsylvania nonprofit corporation classified as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and as a public charity under Section 509(a)(1) and 170(b)(1)(A)(vi) of the Code (the “Foundation”), whose mission is to promote public awareness, fund research and development and subsidize stem cell collection and storage programs, 407,600 shares of previously issued restricted common stock with a fair value of approximately $607,400. The contribution of such securities was subject to the approval of the Board of Directors and the Audit Committee. The Company’s CEO and Chairman is President and a Trustee of the Foundation, its General Counsel is Secretary and a Trustee of the Foundation and its Chief Financial Officer is Treasurer of the Foundation.

Note 13 — Commitments and Contingencies

The Company leases office and laboratory facilities and certain equipment under certain noncancelable operating leases that expire from time to time through 2017. A summary of future minimum rental payments required under operating leases that have initial or remaining terms in excess of one year as of December 31, 2011 are as follows (in thousands):

Lease Commitments:

Years ended	Operating Leases
2012	$1,407.8
2013	832.7
2014	563.6
2015	553.7
2016	563.9
Thereafter	293.2
Total minimum lease payments	$4,214.9

Expense incurred under operating leases was approximately $2.1 million and $889,000, for the years ended December 2011 and 2010, respectively.

Contingencies:
Under license agreements with third parties the Company is typically required to pay maintenance fees, make milestone payments and/or pay other fees and expenses and pay royalties upon commercialization of products. The Company also sponsors research at various academic institutions, which research agreements generally provide us with an option to license new technology discovered during the course of the sponsored research.

In connection with the issuance to investors and service providers of many of the shares of the Company’s common stock and warrants to purchase common stock previously disclosed and described herein, the Company granted the holders registration rights providing for the registration of such shares of common stock and shares of common stock underlying warrants on a registration statement to be filed with the Securities and Exchange Commission (“SEC”) so as to permit the resale of those shares. Certain of the registration rights agreements provided for penalties for failure to file or failure to obtain an effective registration statement. With respect to satisfying its obligations to the holders of these registration rights, the Company has been in various situations. The Company had previously filed a registration statement as required for some of the holders, and in May 2011 filed a registration statement for all of the holders (except for holders whose shares of Common Stock were currently salable under Rule 144 of the Securities Act or who waived certain rights); such registration statement was declared effective by the SEC on September 30, 2011. The Company has certain obligations to maintain the effectiveness of this registration statement. Certain holders who had outstanding registration rights had previously waived their registration rights or were subject to lock-up agreements. No holder has yet asserted any claim against the Company with respect to a failure to satisfy any registration obligations. Were someone to assert a claim against the Company for breach of registration obligations, the Company believes it has several defenses that would result in relieving it from some or any liability, although no assurances can be given. The Company also notes that damage claims may be limited, as (i) most shares of Common Stock as to which registration rights attached are either now registered or currently salable under Rule 144 of the Securities Act or are otherwise currently subject to other restrictions on sale and (ii) the shares of Common Stock underlying warrants with registration rights are now registered, and during much of the relevant periods the warrants with registration rights generally have been out of the money, were subject to lock-up agreements and/or the underlying shares of Common Stock were otherwise subject to restrictions on resale. Accordingly, were holders to assert claims against the Company based on breach of the Company’s obligation to register, the Company believes that the Company’s maximum exposure would not be material.

Amorcyte line of credit — On May 19, 2006, PCT entered into a line of credit agreement with Amorcyte Inc. (“Amorcyte”), an entity which was spun out of PCT in 2006, whereby PCT agreed to loan Amorcyte up to $500,000 at an annual interest rate of 5%. The line of credit agreement was a condition to Amorcyte closing a Series A Preferred Stock Financing completed during 2006. The Company has not loaned any amount to Amorcyte under this agreement through September 30, 2011. The line of credit agreement expires on the earlier of (i) the date on which the Company declares the outstanding principal and accrued interest due and payable based on an event of default as defined within the agreement, or (ii) the date of closing of the first debt or equity financing of Amorcyte following the initial borrowing of the principal. These events have not occurred to date. On October 17, 2011, the Company acquired Amorcyte pursuant to the Amorcyte Agreement and Plan of Merger, and this line of credit was cancelled. (See Note 4).

Note 14 — Subsequent Events

In February 2012, the Company raised an aggregate of $2.25 million in a private placement of common stock.